Exhibit 99.1

NEWS RELEASE	Investor Relations
314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Fourth Quarter 2020 Results

Maintains operational excellence in core metallurgical segment despite virus-related impacts

Nears completion of world-class Leer South growth project

Advances strategic plan for legacy thermal assets, accelerating pivot towards steel and metallurgical markets

ST. LOUIS, February 9, 2021 – Arch Resources, Inc. (NYSE: ARCH) today reported a net loss of $78.5 million, or $5.17 per diluted share, in the fourth quarter of 2020, compared with a net loss of $8.6 million, or $0.57 per diluted share, in the prior-year period. The net loss included a $45.0 million charge primarily related to the planned, accelerated closure of the Coal Creek mine in the Powder River Basin. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations (ARO), and non-operating expenses (“adjusted EBITDA”) 1 of $4.1 million in the fourth quarter of 2020, which included a $2.0 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. This compares to $43.7 million of adjusted EBITDA recorded in the fourth quarter of 2019, which included a $1.3 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. Revenues totaled $360.6 million for the three months ended December 31, 2020, versus $549.5 million in the prior-year quarter.

Despite the challenges created by the pandemic, Arch made significant progress on a number of strategic objectives during 2020. Among the highlights, Arch:

•	Maintained excellent momentum at the Leer South project, which remains on budget and on track to commence longwall production in the third quarter;
•	Buttressed liquidity in support of the ongoing buildout of Leer South with three successful financing efforts;
•	Maintained its first-quartile coking coal cost structure despite market-driven volume reductions;
•	Streamlined the organization via a voluntary separation program that reduced corporate staffing by 25 percent and lowered projected annual overhead costs by $10 million;
•	Drove further progress in the shift to metallurgical markets via the contribution of the Viper mine to Knight Hawk; and
•	Initiated an accelerated final reclamation and closure plan in the Powder River Basin.

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“I am incredibly proud of how the Arch team persevered to execute at such a high level in the face of prolonged market headwinds and an increase in COVID-19 rates that mirrored the nationwide surge,” said Paul A. Lang, Arch’s CEO and president. “Through our team’s significant efforts, we have laid the foundation for robust value creation as the world recovers from the pandemic, the economic rebound continues, and the global transition to a low-carbon economy advances.”

“As we move forward in 2021, we are continuing to prioritize the safety and health of employees, taking all recommended precautions to limit the spread of infection, and preparing for the wider availability of the vaccine,” Lang added. “At the same time, we expect to benefit from an ongoing resurgence in global steel output, rapidly improving metallurgical market dynamics and – most significantly – the third-quarter startup of the Leer South longwall mine.”

Arch estimates that it incurred additional costs of $6 million during the fourth quarter – primarily at its underground metallurgical operations – due to virus-related quarantines and lost shifts in the latter part of the quarter, along with operational adjustments, intensive hygiene-driven protocols, and associated output and shipment level reductions.

Leadership on Key ESG Metrics

During 2020, Arch demonstrated operational excellence across a wide range of environmental, social and governance (ESG) metrics. Arch continued its industry leadership in safety, with a lost-time injury rate approximately three times better than its industry peers. Arch also again set the industry standard among large integrated producers for environmental compliance, matching its best year ever in this critical area of performance. In addition, the company recorded only one water quality exceedance during 2020 – against 168,000 parameters tested across more than 650 measuring points – equating to a 99.999 percent compliance rate.

During the year, Arch’s subsidiary operations also claimed two Sentinels of Safety awards, the nation’s highest distinction for mine safety; the Department of Interior’s Good Neighbor Award, the nation’s highest honor for community outreach and engagement; the Milestone Safety Award, the state of West Virginia’s top safety honor; and the Greenlands Award, the state of West Virginia’s top reclamation honor. Leer and Leer South – the company’s flagship operations – set the company standard by claiming three of these major awards.

“Although we long ago established Arch as the industry leader in sustainability and social responsibility, we remain sharply focused on driving still further improvements in our ESG-related performance, which we regard as pivotal for long-term success,” Lang said.

Leer South Update

During the fourth quarter, Arch maintained excellent momentum in the development of the Leer South longwall mine even as it navigated the impacts of the pandemic. During the quarter just ended, Arch invested a total of $57 million at Leer South. Excluding capitalized interest, Arch expended a total of $206 million on the project in 2020, and a total of $306 million since the project’s launch in early 2019.

“We are in the stretch run in the Leer South buildout, and the project team continues to do an exceptional job of managing capital spending and staying on schedule for a third-quarter 2021 start-up of the longwall,” said John T. Drexler, Arch’s chief operating officer. “Importantly, we remain comfortable with our original projection of a total capital spend of $360 million to $390 million to complete the project, although the impact of COVID-19-related shift losses and quarantining efforts on our capitalized development costs are now likely to push us towards the upper end of that range.” As noted previously, the total capital spend guidance for Leer South excludes approximately $23.5 million associated with the replacement of the shields that were lost at Mountain Laurel and for which Arch received a comparable insurance recovery in 2020.

With the addition of Leer South, Arch expects to expand its High-Vol A metallurgical output by an incremental 3 million tons annually; enhance its already advantageous position on the global cost curve; strengthen its coking coal profit margins across a wide range of market conditions; and cement its position as the leading supplier of High-Vol A coking coal globally.

Leer South has started to take delivery of the longwall equipment, and expects to have the full longwall system on site by the end of the first quarter. In the second quarter, the team will be tying in the mine’s conveyance systems to the new preparation plant during a 30-day period in which development mining will pause but longwall setup and final mine reconfiguration will continue.

Strategic Plan for Legacy Thermal Assets

During the fourth quarter, Arch took another step in its ongoing transition towards steel and metallurgical markets by contributing its Viper thermal mine in Illinois to Knight Hawk Coal, which will operate the mine going forward. As part of the transaction, Arch’s equity stake in Knight Hawk increased to 49.5 percent from 48.0 percent, and Knight Hawk assumed long-term undiscounted mine closure liabilities totaling $21.0 million.

“We view the Viper transaction as a highly positive outcome in our ongoing efforts to identify and execute on strategic alternatives for our thermal assets,” Lang said. “Significantly, Knight Hawk shares Arch’s deep commitment to safety, environmental stewardship and social responsibility, and recognizes and values the essential contributions of the Viper workforce in the mine’s ongoing success.”

Arch is also pressing forward with its plans to reduce its operational footprint in the Powder River Basin, even as it explores strategic alternatives for those assets. As a next step in this effort, Arch is proceeding with the accelerated closure and final reclamation of the Coal Creek mine, with a concerted focus on reducing highly inflated, state-calculated surety bond requirements. The company plans to ship on its existing contracts at Coal Creek during 2021 before beginning final closure of the mine’s active pit in 2022.

Through these accelerated efforts, Arch expects to reduce the total asset retirement obligation (ARO) at Coal Creek by an estimated $40 million, or 80 percent of the ARO at the mine, over the course of the next 18 months. Simultaneously, Arch is laying the groundwork for systematically reducing the operational footprint at its Black Thunder mine.

“We are driving ahead with our strategic pivot with a strong sense of urgency,” Lang said. “Our objective is to continue to harvest value and cash from our legacy thermal assets, even as we execute on reducing our long-term closure obligations in a measured, systematic and sustained way.”

“We are tremendously proud of the accomplishments of our talented, dedicated and resilient thermal operating teams, who have shown their mettle again and again in a difficult and declining demand environment,” Lang added. “We value and appreciate their staunch commitment to operating at the highest level while adjusting effectively and nimbly to the realities of the current market environment.”

Operational Update

“Our core metallurgical segment maintained its focus on tight, disciplined cost control even while navigating a dramatic increase in infection rates during the fourth quarter,” Drexler said. “For the full year, the team achieved metallurgical segment cash costs of $61.13 per ton despite lower-than-anticipated volumes and other COVID-19-related costs. With widespread availability of the vaccine just around the corner and the startup of Leer South imminent, we are targeting a marked improvement in our unit costs over the course of the next two years.”

After relatively modest impacts from the pandemic during the first three quarters of the year, Arch’s operations experienced a surge in infection rates that accelerated in the latter half of the fourth quarter. Arch estimates that the virus increased the metallurgical segment’s per-ton costs by approximately $3 per ton, while reducing production and shipment levels by more than 200,000 tons during the quarter.

		Metallurgical
	4Q20	3Q20	4Q19
Tons sold (in millions)	1.8	2.0	2.0
Coking	1.4	1.7	1.8
Thermal	0.3	0.3	0.2
Coal sales per ton sold	$72.18	$67.04	$90.51
Coking	$83.97	$75.18	$97.39
Thermal	$19.31	$18.09	$33.25
Cash cost per ton sold	$63.59	$60.78	$70.02
Cash margin per ton	$8.59	$6.26	$20.49

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Leer South/Sentinel.

While COVID-19-related precautions and restrictions are expected to continue to hamper the metallurgical segment’s performance, Arch expects gradually improving production and shipment levels in the first half of 2021, followed by further progress spurred by the start-up of the Leer South longwall in the year’s back half.

	Powder River Basin
	4Q20	3Q20	4Q19
Tons sold (in millions)	13.3	14.3	18.1
Coal sales per ton sold	$12.46	$12.41	$12.07
Cash cost per ton sold	$10.88	$10.03	$10.70
Cash margin per ton	$1.58	$2.38	$1.37

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Black Thunder and Coal Creek.

Arch’s legacy Powder River Basin segment continued to generate significant levels of cash in excess of capital expended during the fourth quarter of 2020, despite thermal demand weakness.

	Other Thermal
	4Q20	3Q20	4Q19
Tons sold (in millions)	0.8	0.8	2.1
Coal sales per ton sold	$31.16	$32.06	$35.41
Cash cost per ton sold	$40.37	$35.02	$31.81
Cash margin per ton	$(9.21)	$(2.96)	$3.60

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Coal-Mac, Viper and West Elk. Coal-Mac is included through December 13, 2019, the date of divestiture.

Arch is projecting modest improvements in the performance of the West Elk mine – the only remaining operation in the segment post the Viper transaction – due to an improving outlook for export sales associated with the recent step-up in seaborne pricing.

Financial and Liquidity Update

Arch ended the fourth quarter with $284.3 million of cash and cash equivalents and short-term investments on the balance sheet, and total available liquidity of $314.9 million.

During the fourth quarter, Arch successfully completed a previously disclosed and oversubscribed $155.3 million convertible debt issuance that carries a 5.25 percent interest rate, with a portion of the proceeds used to purchase a capped call to increase the effective conversion price to $52.26 per share. Net of the capped call, the proceeds totaled $137.7 million, bringing the total raised during 2020 to $244 million – at an average carrying cost of 6 percent – via the convertible debt offering and previously announced equipment financing and tax-exempt bond issuances conducted in prior quarters.

“Our continued ability to secure external financing at a very low carrying cost enabled us to drive forward with the Leer South buildout even in the unique and challenging macro environment that prevailed during most of 2020,” said Matthew C. Giljum, Arch’s chief financial officer. “As a result of these efforts, we remain on track to reap the benefits of a significant step-up in Arch’s overall cash-generating capabilities when the Leer South longwall starts up in the third quarter of 2021, and to deliver still greater value for our shareholders as the market recovers.”

During the fourth quarter, Arch continued to work closely with its surety bond providers on the long-term plans for final reclamation and closure of its thermal operations.

“We are pleased with our ongoing discussions with our surety bond providers, who recognize and support the steps we have taken – and are continuing to take – to strengthen our balance sheet, enhance our future cash-generating capabilities, and systematically address our bonding requirements and asset retirement obligations,” Giljum said. “We expect our thermal mines to continue to generate sufficient levels of free cash to fund their own final reclamation and closure costs. We will put some of that cash to work immediately – through the accelerated closure of Coal Creek and other efforts – while directing the remainder to initiatives such as sinking funds to pre-fund future mine remediation costs.”

Market Update

Global steel markets appear on course for a strong and sustained recovery. Global steel output was up by approximately 6 percent in December, and steel prices in key producing regions have increased by between 50 percent and 150 percent versus pandemic-driven lows. In fact, as a result of surging production across all global theaters in the back half of the year, 2020 global steel production is estimated to have recovered to nearly flat versus 2019 levels. In North America, blast furnace utilization rates currently stand at 76 percent – 25 percentage points higher than the recent low-water mark in early May – and that progress is emblematic of the strengthening under way in the rest of the world as well.

Global metallurgical markets have rebounded markedly, too, even with the continuing uncertainty surrounding Chinese import policies and Australian-mined coal. In fact, China’s seaborne coking coal imports were up nearly 20 percent in 2020, and India’s coking coal imports have risen in each of the past four months versus year-ago levels. As for pricing, the U.S. East Coast High-Vol A metallurgical price assessment has increased nearly 50 percent when compared to last summer’s pandemic-driven lows.

In addition to resurgent demand, an extended round of supply cuts have also served to bring global coking coal markets back into healthier balance. Arch believes that well over 30 million tons of coking coal supply has been taken out of the market since the start of the downturn in mid-2019, with a significant percentage of those cuts expected to be permanent.

During the fourth quarter, Arch committed an additional 2.6 million tons of coking coal for 2021 delivery, principally at market-based pricing, and signed its first-ever term business with a Chinese producer. Arch continues to expand the breadth and depth of its High-Vol A customer base in preparation for the start-up of Leer South, and has found it necessary to ration sales of its Leer-brand product until the expected start-up of Leer South in the third quarter of 2021.

Looking Ahead

“As the world transitions to a post-pandemic future, we plan to capitalize on our carefully cultivated strengths and competencies, including our low-cost metallurgical assets, high-quality product slate, industry-leading ESG performance, top-tier marketing and logistics expertise and best-in-class growth project,” Lang said. “We are confident in our ability to continue to drive operational excellence across all facets of the business while executing on our simple and clear plan for long-term value creation.”

	2021
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	7.4	-	8.2
Thermal	50.0	-	54.0
Total	57.4		62.2

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.8	$91.00
Committed, Unpriced Coking North American			-
Committed, Priced Coking Seaborne			0.6	$81.48
Committed, Unpriced Coking Seaborne			3.9
Total Committed Coking			6.3

Committed, Priced Thermal Byproduct			0.5	$20.84
Committed, Unpriced Thermal Byproduct			0.2
Total Committed Thermal Byproduct			0.7

Average Metallurgical Cash Cost				$57.00 - $60.00

Thermal (in millions of tons)
Committed, Priced			46.8	$12.80
Committed, Unpriced			3.0
Total Committed Thermal			49.8
Average Thermal Cash Cost				$11.50 - $12.00

Corporate (in $ millions)
D,D&A	$115.0	-	$120.0
ARO Accretion	$18.0	-	$20.0
S,G&A - cash	$58.0	-	$66.0
S,G&A - non-cash	$16.0	-	$18.0
Net Interest Expense	$23.0	-	$25.0
Capital Expenditures	$200.0	-	$220.0
Tax Provision (%)	Approximately 0%

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from the impact of COVID-19 on efficiency, costs and production; from changes in the demand for our coal by the global steel industries and electric generation; from our ability to access the capital markets on acceptable terms and conditions; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor, transportation, and weather-related factors; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to service our outstanding indebtedness and fund capital expenditures; from our ability to successfully integrate the operations that we acquire; from our ability to generate significant revenue to make payments required by, and to comply with restrictions related to, our indebtedness; from additional demands for credit support by third parties; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(Unaudited)		(Unaudited)
Revenues	$360,578	$549,480	$1,467,592	$2,294,352

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	341,593	492,454	1,378,479	1,873,017
Depreciation, depletion and amortization	27,447	29,499	121,552	111,621
Accretion on asset retirement obligations	4,948	5,137	19,887	20,548
Change in fair value of coal derivatives and coal trading activities, net	1,956	1,250	5,219	(18,601)
Selling, general and administrative expenses	18,373	21,917	82,397	95,781
Costs related to proposed joint venture with Peabody Energy	149	7,044	16,087	13,816
Asset impairment and restructuring	45,009	-	221,380	-
Gain on property insurance recovery related to Mountain Laurel longwall	-	-	(23,518)	-
(Gain) loss on divestitures	(136)	9,008	(1,505)	13,312
Preference Rights Lease Application settlement income	-	-	-	(39,000)
Other operating income, net	(5,478)	(9,869)	(22,246)	(19,012)
	433,861	556,440	1,797,732	2,051,482

Income (loss) from operations	(73,283)	(6,960)	(330,140)	242,870

Interest expense, net
Interest expense	(4,532)	(3,629)	(14,432)	(16,485)
Interest and investment income	297	1,751	3,808	9,691
	(4,235)	(1,878)	(10,624)	(6,794)

Income (loss) before nonoperating expenses	(77,518)	(8,838)	(340,764)	236,076

Nonoperating (expenses) income
Non-service related pension and postretirement benefit (costs) credits	(808)	74	(3,884)	(2,053)
Reorganization items, net	-	(47)	26	24
	(808)	27	(3,858)	(2,029)

Income (loss) before income taxes	(78,326)	(8,811)	(344,622)	234,047
Provision for (benefit from) income taxes	199	(260)	(7)	248

Net income (loss)	$(78,525)	$(8,551)	$(344,615)	$233,799

Net income (loss) per common share
Basic earnings (loss) per share	$(5.17)	$(0.57)	$(22.74)	$14.42
Diluted earnings (loss) per share	$(5.17)	$(0.57)	$(22.74)	$13.52

Weighted average shares outstanding
Basic weighted average shares outstanding	15,181	15,097	15,153	16,218
Diluted weighted average shares outstanding	15,181	15,097	15,153	17,298

Dividends declared per common share	$-	$0.45	$0.50	$1.80

Adjusted EBITDA (A)	$4,134	$43,728	$23,743	$363,167

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$187,492	$153,020
Short-term investments	96,765	135,667
Restricted cash	5,953	-
Trade accounts receivable	110,869	168,125
Other receivables	3,053	21,143
Inventories	126,008	130,898
Other current assets	58,000	97,894
Total current assets	588,140	706,747

Property, plant and equipment, net	1,007,303	984,509

Other assets
Equity investments	71,783	105,588
Other noncurrent assets	55,246	70,912
Total other assets	127,029	176,500
Total assets	$1,722,472	$1,867,756

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$103,743	$133,060
Accrued expenses and other current liabilities	155,256	157,167
Current maturities of debt	31,097	20,753
Total current liabilities	290,096	310,980
Long-term debt	477,215	290,066
Asset retirement obligations	230,732	242,432
Accrued pension benefits	2,879	5,476
Accrued postretirement benefits other than pension	94,388	80,567
Accrued workers’ compensation	244,695	215,599
Other noncurrent liabilities	98,906	82,100
Total liabilities	1,438,911	1,227,220

Stockholders' equity
Common Stock	253	252
Paid-in capital	767,484	730,551
Retained earnings	378,906	731,425
Treasury stock, at cost	(827,381)	(827,381)
Accumulated other comprehensive income (loss)	(35,701)	5,689
Total stockholders’ equity	283,561	640,536
Total liabilities and stockholders’ equity	$1,722,472	$1,867,756

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2020	2019
	(Unaudited)
Operating activities
Net income (loss)	$(344,615)	$233,799
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	121,552	111,621
Accretion on asset retirement obligations	19,887	20,548
Deferred income taxes	14,430	13,501
Employee stock-based compensation expense	17,435	21,989
Amortization relating to financing activities	5,599	3,691
Gain on property insurance recovery related to Mountain Laurel longwall	(23,518)	-
Loss (Gain) on disposals and divestitures, net	(3,727)	8,304
Non-cash asset impairment and restructuring	198,007	-
Preference Rights Lease Application settlement income	-	(39,000)
Changes in:
Receivables	63,657	30,713
Inventories	(9,126)	(15,251)
Accounts payable, accrued expenses and other current liabilities	(46,066)	(28,222)
Income taxes, net	22,859	38,152
Other	24,732	19,869
Cash provided by operating activities	61,106	419,714

Investing activities
Capital expenditures	(285,821)	(266,356)
Minimum royalty payments	(1,248)	(1,249)
Proceeds from disposals and divestitures	1,007	6,135
Purchases of short-term investments	(120,624)	(205,216)
Proceeds from sales of short-term investments	158,708	233,074
Investments in and advances to affiliates, net	(1,549)	(5,499)
Proceeds from property insurance recovery related to Mountain Laurel longwall	23,518	-
Cash used in investing activities	(226,009)	(239,111)

Financing activities
Payments on term loan due 2024	(3,000)	(3,000)
Proceeds from equipment financing	53,611	-
Proceeds from tax exempt bonds	53,090	-
Proceeds from convertible debt	155,250	-
Purchase of capped call related to convertible debt	(17,543)	-
Net payments on other debt	(15,922)	(5,373)
Debt financing costs	(9,718)	-
Dividends paid	(8,245)	(30,220)
Purchases of treasury stock	-	(244,998)
Payments for taxes related to net share settlement of equity awards	(2,195)	(8,961)
Other	-	32
Cash provided by (used in) financing activities	205,328	(292,520)

Increase (decrease) in cash and cash equivalents, including restricted cash	40,425	(111,917)
Cash and cash equivalents, including restricted cash, beginning of period	153,020	264,937

Cash and cash equivalents, including restricted cash, end of period	$193,445	$153,020

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$187,492	$153,020
Restricted cash	5,953	-

	$193,445	$153,020

Arch Resources, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,	December 31,
	2020	2019
	(Unaudited)
Term loan due 2024 ($288.8 million face value)	$288,033	$290,825
Tax exempt bonds ($53.1 million face value)	53,090	-
Convertible Debt ($155.3 million face value)	115,367	-
Other	62,695	25,007
Debt issuance costs	(10,873)	(5,013)
	508,312	310,819
Less: current maturities of debt	31,097	20,753
Long-term debt	$477,215	$290,066

Calculation of net debt
Total debt (excluding debt issuance costs)	$519,185	$315,832
Less liquid assets:
Cash and cash equivalents	187,492	153,020
Short term investments	96,765	135,667
	284,257	288,687
Net debt	$234,928	$27,145

Arch Resources, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended December 31, 2020		Three Months Ended September 30, 2020		Three Months Ended December 31, 2019
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	13.3		14.3		18.1

Segment Sales	$165.5	$12.46	$177.5	$12.41	$218.3	$12.07
Segment Cash Cost of Sales	144.5	10.88	143.5	10.03	193.6	10.70
Segment Cash Margin	21.0	1.58	34.0	2.38	24.7	1.37

Metallurgical
Tons Sold	1.8		2.0		2.0

Segment Sales	$126.6	$72.18	$132.1	$67.04	$181.0	$90.51
Segment Cash Cost of Sales	111.5	63.59	119.8	60.78	140.0	70.02
Segment Cash Margin	15.1	8.59	12.4	6.26	41.0	20.49

Other Thermal
Tons Sold	0.8		0.8		2.1

Segment Sales	$24.4	$31.16	$26.3	$32.06	$75.4	$35.41
Segment Cash Cost of Sales	31.7	40.37	28.8	35.02	67.7	31.81
Segment Cash Margin	(7.2)	(9.21)	(2.4)	(2.96)	7.7	3.60

Total Segment Cash Margin	$28.8		$43.9		$73.4

Selling, general and administrative expenses	(18.4)		(21.5)		(21.9)
Other	(6.3)		(4.9)		(7.8)

Adjusted EBITDA	$4.1		$17.4		$43.7

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$169,730	$151,875	$34,015	$4,957	$360,578
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(29)	(2,266)	-	(2,294)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	4,927	4,927
Transportation costs	4,224	25,306	11,835	30	41,395
Non-GAAP Segment coal sales revenues	$165,506	$126,598	$24,446	$-	$316,550
Tons sold	13,288	1,754	784
Coal sales per ton sold	$12.46	$72.18	$31.16

Quarter ended September 30, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$180,850	$168,054	$32,449	$908	$382,261
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(29)	(2,552)	-	(2,581)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	903	903
Transportation costs	3,341	35,951	8,655	5	47,952
Non-GAAP Segment coal sales revenues	$177,509	$132,132	$26,346	$-	$335,987
Tons sold	14,309	1,971	822
Coal sales per ton sold	$12.41	$67.04	$32.06

Quarter ended December 31, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$222,904	$221,551	$98,967	$6,058	$549,480
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(616)	(3,258)	-	(3,874)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	6,026	6,026
Transportation costs	4,567	41,165	26,849	32	72,613
Non-GAAP Segment coal sales revenues	$218,337	$181,002	$75,376	$-	$474,715
Tons sold	18,086	2,000	2,129
Coal sales per ton sold	$12.07	$90.51	$35.41

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$148,926	$136,834	$43,504	$12,330	$341,593
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	188	-	-	-	188
Transportation costs	4,224	25,306	11,835	30	41,395
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	10,362	10,362
Other (operating overhead, certain actuarial, etc.)	-	-	-	1,938	1,938
Non-GAAP Segment cash cost of coal sales	$144,514	$111,528	$31,669	$-	$287,711
Tons sold	13,288	1,754	784
Cash cost per ton sold	$10.88	$63.59	$40.37

Quarter ended September 30, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$146,610	$155,729	$37,435	$5,765	$345,539
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(278)	-	-	-	(278)
Transportation costs	3,341	35,951	8,655	5	47,952
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	4,007	4,007
Other (operating overhead, certain actuarial, etc.)	-	-	-	1,753	1,753
Non-GAAP Segment cash cost of coal sales	$143,547	$119,778	$28,780	$-	$292,105
Tons sold	14,309	1,971	822
Cash cost per ton sold	$10.03	$60.78	$35.02

Quarter ended December 31, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$197,434	$181,192	$94,565	$19,263	$492,454
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(728)	-	-	-	(728)
Transportation costs	4,567	41,165	26,849	32	72,613
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	16,023	16,023
Other (operating overhead, certain actuarial, etc.)	-	-	-	3,208	3,208
Non-GAAP Segment cash cost of coal sales	$193,595	$140,027	$67,716	$-	$401,338
Tons sold	18,086	2,000	2,129
Cash cost per ton sold	$10.70	$70.02	$31.81

Arch Resources, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(Unaudited)		(Unaudited)
Net income (loss)	$(78,525)	$(8,551)	$(344,615)	$233,799
Provision for (benefit from) income taxes	199	(260)	(7)	248
Interest expense, net	4,235	1,878	10,624	6,794
Depreciation, depletion and amortization	27,447	29,499	121,552	111,621
Accretion on asset retirement obligations	4,948	5,137	19,887	20,548
Costs related to proposed joint venture with Peabody Energy	149	7,044	16,087	13,816
Asset impairment and restructuring	45,009	-	221,380	-
Gain on property insurance recovery related to Mountain Laurel longwall	-	-	(23,518)	-
(Gain) loss on divestitures	(136)	9,008	(1,505)	13,312
Preference Rights Lease Application settlement income	-	-	-	(39,000)
Non-service related pension and postretirement benefit (costs) credits	808	(74)	3,884	2,053
Reorganization items, net	-	47	(26)	(24)

Adjusted EBITDA	$4,134	$43,728	$23,743	$363,167
EBITDA from idled or otherwise disposed operations	5,167	9,775	15,858	12,926
Selling, general and administrative expenses	18,373	21,917	82,397	95,781
Other	2,046	(1,450)	3,359	(14,488)

Segment Adjusted EBITDA from coal operations	$29,720	$73,970	$125,357	$457,386

Segment Adjusted EBITDA
Powder River Basin	$21,703	$25,095	$50,246	$110,528
Metallurgical	15,286	41,079	91,322	305,363
Other Thermal	(7,269)	7,796	(16,211)	41,495

Total Segment Adjusted EBITDA	$29,720	$73,970	$125,357	$457,386